March 18, 2019

Dear David,
On behalf of Infinera Corporation (“Infinera”), I am pleased to offer you the position of Chief Legal Officer, reporting to Infinera’s Chief Executive Officer, Tom Fallon. This is a full-time, exempt, professional position and is based in Infinera’s Sunnyvale, CA headquarters.
Starting Salary: Your initial bi-weekly salary will be $14,807.69, which is equivalent to $385,000 on an annualized basis. Your salary will be paid in accordance with Infinera's normal payroll practices and subject to applicable tax withholdings.
Duties: As Chief Legal Officer, you will have the duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by Infinera’s Chief Executive Officer. You will devote substantially all of your time, attention and skill to such duties, except during any paid vacation and other excused absence periods, and will use your best efforts to promote the success of Infinera’s business.
For the duration of your term of employment with Infinera, you agree not to (a) actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or (b) render commercial or professional services of any nature to any person or organization, whether or not for compensation, in each case, without the prior approval of the Chief Executive Officer.
Bonus Plan: For fiscal year 2019, you also will be eligible to receive an annual target bonus of 70% of your annual base salary upon achievement of performance objectives to be determined by the Board of Directors of Infinera (the “Board”) or the Compensation Committee of the Board (the “Committee”), in its sole discretion. For fiscal year 2019, your annual bonus opportunity will be prorated for the portion of the year you are actually employed with Infinera. Following the end of each calendar year, the Board or Committee, in its respective discretion, will determine the extent to which the performance objectives relating to the annual bonus for that year were achieved and the extent to which the annual bonus becomes earned for that year. For fiscal year 2019 only, fifty percent (50%) of your prorated annual target bonus opportunity will be guaranteed. For any fiscal year for which you earn an annual bonus, you must be employed through the date that it is paid, including with respect to your guaranteed bonus. Any earned annual bonus will be paid at the same time annual bonuses are paid to other senior executives of Infinera, which is expected to occur during the first quarter of the fiscal year following the fiscal year to which performance relates.
Sign-on Bonus: You will receive a one-time sign-on bonus of $50,000, less applicable withholdings. This sign-on bonus is to be paid in a lump sum within two normal payroll cycles after your employment start date. If you voluntarily resign from your employment with Infinera or Infinera terminates your employment for Cause (as defined in Exhibit A) on or before your one-year anniversary date of your employment start date, you agree to repay Infinera the full, gross amount of the sign-on bonus ($50,000) no later than thirty day following the date of termination of your employment with Infinera. If your employment is terminated by Infinera other than for cause (as defined in Exhibit A), you will have no obligation to repay the sign-on bonus.
Benefits: As an employee of Infinera, you may be eligible to participate in certain employee benefit arrangements, including a 401(k)-retirement savings plan, ESPP, health, dental, vision, disability and life insurance and a flexible spending plan, all in accordance with the terms and conditions of the applicable arrangement. Infinera reserves the right to modify or terminate its benefit arrangements it offers to its employees at any time and from time to time as it deems necessary or appropriate.
Equity Awards: Subject to the approval of the Committee and compliance with applicable securities laws, it will be recommended that you be granted an award of 220,000 restricted stock units (“RSUs”). Each RSU represents the right to receive one share of Infinera common stock. The RSUs will be subject to the terms and conditions of the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”) and standard form of Global RSU Agreement (or any successor plans or agreements). The RSUs will be scheduled to vest as to 25% of the RSUs on the one-year anniversary of the vesting commencement date and as to 25% of the RSUs on each anniversary thereafter, subject to you remaining a service provider of Infinera through each applicable vesting date. The vesting commencement date shall be the 5th day of the calendar month following the date the Committee approves your award.
Severance: Subject to the approval of the Committee, you will be eligible to enter into Infinera’s standard form of Change of Control Severance Agreement for Section 16 officers. Further, you will be eligible to receive severance benefits under Infinera’s Executive Severance Policy in the event you incur a qualifying termination in accordance with the terms and conditions thereof as in effect at the time of any such termination.
Compensation Review: The Board or Committee will review your compensation annually as part of its compensation review for senior executives generally and your compensation, including adjustments to your base salary and annual target bonus, and receipt of additional equity incentives, which will be subject to approval of the Board or Committee, as applicable.
Conditions to Offer of Employment: Infinera conditions this offer upon your providing appropriate documentation of U.S. citizenship or authorization to work in the United States. Also, Infinera conditions this offer upon acceptable reference checks, successful completion of a background check, and the signing and returning with this letter of the attached 1) Arbitration Agreement, 2) Employee Confidentiality and Invention Assignment Agreement and 3) Non-Disclosure Agreement. If you are permitted to begin employment prior to the successful completion of the background check, your continued employment is conditioned upon successful completion of such background check. Additionally, some customers may require that employees performing services for that customer undergo additional and ongoing background checks and drug tests. Depending on your position at Infinera, your continued employment at Infinera may be subject to your undergoing such checks and tests.
Policies: You acknowledge that you will comply with and be subject to all Infinera policies, guidelines and processes in effect throughout your employment, including but not limited to Infinera’s Code of Business Conduct and Ethics, Insider Trading Policy, and Executive Clawback Policy. You acknowledge that Infinera may implement, modify or revoke Infinera’s policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.
At-Will Employment: If you accept this offer, your employment with Infinera will be “at-will”. This means that your employment with Infinera will not last for any specific period of time and either you or Infinera can terminate your employment without notice and for any reason or for no reason at all. This letter will reflect the final, total and complete agreement between you and Infinera regarding how your employment may be terminated. No other agreements exist regarding the subject of termination, except as referenced herein. Even though your job duties, title, compensation and benefits, as well as Infinera’s personnel policies and procedures, may change from time to time during your tenure with Infinera, neither you nor Infinera can change the “at-will” nature of your employment, unless you and the Chief Executive Officer of Infinera sign a written agreement that explicitly changes your status as an “at-will” employee. Further, upon termination of your employment with Infinera for any reason, you will be deemed to have resigned from all officer and/or director positions held at Infinera and its affiliates voluntarily, without any further required action by you, as of the end of your employment and you, at Infinera’s request, will execute any documents reasonably necessary to reflect your resignation.
We wish to impress on you that you must not bring to Infinera any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with Infinera, or violate any other obligation to your former employers.
By accepting this offer, you agree to start employment with Infinera on April 1, 2019. This employment start date is contingent upon successful completion of your reference and background checks. To indicate your acceptance of Infinera's offer, please sign and date this letter in the space provided below and return one copy to Brett Hooper by March 22, 2019. This offer will lapse if you do not accept by that date. This letter supersedes and replaces any and all prior agreements or representations, whether oral or in writing, concerning your employment with Infinera.
Electronic Signatures; Counterparts: This letter agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument. Electronic form signatures shall be treated as original signatures for the purpose of enforcing this letter agreement.
We are excited by the prospect of you joining us and look forward to working with you! If you have any questions, please feel free to contact me.

Sincerely,

/s/ Brett Hooper

Brett Hooper
Chief Human Resources Officer
Infinera

I, David L. Teichmann, have read this letter and understand its terms. By signing below, I accept the offer of employment this letter makes and acknowledge and agree to the terms and conditions set forth in this letter.
/s/ David L. Teichmann________________    March 18, 2019__________________________
Signature                    Date

Exhibit A

Definition of Cause

For purposes of the offer letter to which this Exhibit A is attached, “Cause” will mean: (i) your willful failure to substantially perform your duties and responsibilities to Infinera or deliberate violation of an Infinera policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of Infinera or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with Infinera; or (iv) your willful breach of any of your obligations under any written agreement or covenant with Infinera. The determination as to whether you are being terminated for Cause will be made in good faith by Infinera and will be final and binding on you.